Exhibit 99.1

FOR IMMEDIATE RELEASE

ACTIVCARD Reports First Quarter 72 Percent Year-Over-Year Revenue Growth

and 14 Percent Quarter-Over-Quarter Growth

FREMONT, Calif., February 03, 2005 – ActivCard Corp. (Nasdaq: ACTI), a leading global provider of strong authentication and trusted digital identity solutions for secure remote access, single sign-on, and enterprise access cards, today reported financial results for its first quarter of fiscal 2005 ended December 31, 2004.

In October 2004 the Company announced that it had changed its fiscal year end to September 30 from December 31.

In December 2004 the Company announced the acquisition of the remaining 51% equity of Aspace Solutions Limited. The acquisition has allowed the Company to combine the Aspace products, intellectual capital, and industry expertise to provide an unparalleled solution for the banking industry and to form the nucleus of ActivCard’s financial services strategy.

In January 2005 Aspace signed a teaming agreement with IBM. In accordance with the terms of the acquisition agreement ActivCard has paid an additional £2.0 million or $3.8 million, 50% in cash and 50% in common stock, to the shareholders of Aspace.

First Quarter Results

Revenue for the quarter ended December 31, 2004 was $11.6 million compared to $6.7 million for the quarter ended December 31, 2003, an increase of 72%. Revenue grew by 14% during the quarter ended December 31, 2004 compared to $10.1 million for the quarter ended September 30, 2004.

Total operating expenses increased from $11.9 million for the quarter ended December 31, 2003 to $16.1 million for the quarter ended December 31, 2004 primarily due to consolidation of Aspace Solutions’ operating expenses of $2.1 million, in-process research and development expense of $537,000 in connection with the acquisition of the remainder of Aspace Solutions in December 2004, increase in personnel costs in the sales and marketing department of $1.2 million, and increase in general and administrative costs of $400,000 related to compliance with the Sarbanes-Oxley Act of 2002. Total operating expenses increased by $87,000 from the quarter ended September 30, 2004 to the quarter ended December 31, 2004.

Net loss for the quarter ended December 31, 2004 was $6.8 million, or $0.16 per basic and diluted share compared to $9.4 million, or $0.22 per basic and diluted share for the comparable period in the prior year, a decrease of 28%. Net loss declined 18% during the quarter ended December 31, 2004 compared to $8.3 million, or $0.20 per basic and diluted share for the quarter ended September 30, 2004.

First Quarter Financial Highlights

•	Fourth consecutive quarter of sequential revenue growth.

•	Increased software revenue from $2.1 million to $5.7 million from the quarter ended December 31, 2003 to the quarter ended December 31, 2004.

•	Improved gross margin from 46% during the quarter ended December 31, 2003 to 68% during the quarter ended December 31, 2004, as a result of increase in software and maintenance revenue.

•	Acquired the remaining 51% interest in Aspace Solutions.

•	Ended the quarter with $198.4 million in cash and short-term investments.

“In the first quarter of fiscal 2005 we met several of our key objectives including; acquiring the remaining interest in Aspace Solutions, and exceeding our revenue guidance, while keeping our quarter to quarter expenses essentially flat.” said Ben C. Barnes, Chief Executive Officer of ActivCard. “We still have a lot of work ahead of us, but are making progress towards achieving our revenue and profitability goals, as the leader in the authentication and authorization market,” continued Mr. Barnes.

First Quarter Business Highlights

•	Unveiled the ActivCard Authentication Server (AAS) in collaboration with Aspace Solutions.

•	Announced the release of an easy-to-use and very affordable keychain token for secure remote access banking.

•	Sold and delivered our smart card management solution to the National Nuclear Security Agency.

•	Sold and delivered our smart card management solution to The Federal Bureau of Investigation.

•	Gained 140 new customers, including: City National Bank, Univision Communications, Dutch Ministry of Finance, Deutsche Bank UK.

•	Achieved ongoing revenue from many customers including: HP, Visa, Veterans Affairs, Bristol Meyers Squibb, British Telecom, Renault, KDDI of Japan.

•	Added 18 new value-added-resellers giving us more than 200 resellers worldwide.

Outlook

ActivCard anticipates that revenue for its second quarter of fiscal 2005 ending March 31, 2005 will be in the range of $9.0 to $10.0 million, excluding any revenue from two potentially large transactions and from our recent acquisition of Aspace.

Conference Call

ActivCard will hold a conference call at 2 p.m. Pacific Standard Time today, Thursday, February 3, 2005 to discuss the results for the quarter ended December 31, 2004. To access the call dial 877-292-2820 domestically or 706-679-4390 for international callers, referencing “ActivCard 2005 First Quarter Financial Results.” A live web cast of the conference call will also be available on the investor relations section of the Company’s website at www.activcard.com. A replay of the web cast will be available approximately two hours after the conclusion of the call. An audio replay of the conference call will also be made available approximately one hour after the conclusion of the call. The audio replay will remain available until February 10, 2005 at 9 p.m. Pacific Standard Time and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering pass code 3196582.

About ActivCard

ActivCard is a global provider of identity assurance solutions that, when integrated into an identity management system, allow customers to issue, use and manage trusted digital identities. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over seven million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, Calif., ActivCard has development centers in the United States, France, and the United Kingdom and sales and service centers in more than nine countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts, including (but not limited to) the statements under the caption “Outlook,” are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to future revenues and contract wins, the integration of acquired business and technologies, operating expenses and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ActivCard is a registered trademark and Return on Identity is a trademark of ActivCard in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

IR Contacts

Ragu Bhargava	Maria Riley
ActivCard Corp.	Sapphire Investor Relations
510-574-0100	415-399-9345
rbhargava@activcard.com	maria@sapphireinvestorrelations.com

ActivCard Corp.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	September 30, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$14,587	$21,713
Short-term investments	183,837	192,350
Accounts receivable, net	6,195	5,325
Inventories	2,134	1,996
Prepaid and other current assets	2,077	2,450

Total current assets	208,830	223,834

Property and equipment, net	3,850	3,989
Restricted investments	512	715
Other intangible assets, net	6,525	2,286
Other long-term assets	832	800
Goodwill	24,763	19,462

Total assets	$245,312	$251,086

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,470	$2,324
Short-term borrowings	—	1,605
Accrued compensation and related benefits	6,608	7,339
Current portion of accrual for restructuring, business realignment, and severance benefits	935	1,262
Accrued and other current liabilities	3,857	3,278
Current portion of deferred revenue	5,014	6,962

Total current liabilities	17,884	22,770

Deferred revenue, net of current portion	3,416	3,677
Accrual for restructuring, business realignment, and severance benefits, net of current portion	3,468	3,605
Long-term deferred rent	1,123	1,109

Total liabilities	25,891	31,161

Minority interest	1,388	1,394

Shareholders’ equity:
Common stock	408,350	400,056
Deferred employee stock-based compensation	(1,559)	(639)
Accumulated deficit	(173,593)	(166,805)
Accumulated other comprehensive loss	(15,165)	(14,081)

Total shareholders’ equity	218,033	218,531

Total liabilities and shareholders’ equity	$245,312	$251,086

ActivCard Corp.

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,
	2004	2003
Revenue:
Hardware	$3,845	$3,216
Software	5,681	2,078
Maintenance and support	2,029	1,429

Total revenue	11,555	6,723

Cost of revenue:
Hardware	2,261	1,926
Software	784	1,226
Maintenance and support	643	462

Total cost of revenue	3,688	3,614

Gross profit	7,867	3,109

Operating expenses:
Sales and marketing	8,394	5,381
Research and development	4,161	4,800
General and administration	2,744	1,379
In-process research and development	537	—
Amortization of acquired intangible assets	271	124
Restructuring, business realignment, and severance benefits	—	204

Total operating expenses	16,107	11,888

Loss from operations	(8,240)	(8,779)

Other income (expense):
Interest income, net	1,076	1,022
Other income (expense), net	353	27
Equity in net loss of Aspace Solutions Limited	—	(1,539)

Total other income (expense), net	1,429	(490)

Loss from operations before income tax and minority interest	(6,811)	(9,269)
Income tax provision	(2)	(154)
Minority interest	25	45

Net loss	$(6,788)	$(9,378)

Net loss per share	$(0.16)	$(0.22)

Shares used to compute basic and diluted net loss per share	42,682	42,103

ActivCard Corp.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2004	2003
Cash flows from operating activities:
Net loss from operations	$(6,788)	$(9,378)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	535	642
Amortization of acquired intangible assets	271	124
In-process research and development	537	—
Amortization of employee stock-based compensation	278	58
Loss on disposal of property and equipment	9	—
Minority interest	(25)	(45)
Equity in net loss of Aspace Solutions Limited	—	1,539
Changes in:
Accounts receivable	(518)	2,380
Inventories	13	165
Prepaid and other current assets	672	(67)
Accounts payable	(970)	(328)
Accrued compensation and related benefits	(1,035)	398
Accrual for restructuring, business realignment, and severance benefits	(506)	(29)
Accrued and other current liabilities	165	225
Deferred revenue	(2,374)	(102)
Deferred rent	13	65

Net cash used in operating activities	(9,723)	(4,353)

Cash flows from investing activities:
Purchases of property and equipment	(259)	(508)
Purchases of short-term investments	(6,800)	(67,338)
Proceeds from sales and maturities of short-term investments	14,530	27,000
Cash used in acquisition of Aspace Solutions Limited	(4,897)	—
Acquisition of ActivCard S.A. minority interest	(14)	—
Investment in and loans to Aspace Solutions Limited	—	(2,177)
Other long-term assets	(8)	124

Net cash provided by (used in) investing activities	2,552	(42,899)

Cash flows from financing activities:
Repayment of short-term borrowings	(1,658)	—
Proceeds from sale of common stock	2,028	419
Repayment of long-term debt	—	(3)

Net cash provided by financing activities	370	416
Effect of exchange rate changes	(325)	334

Net decrease in cash and cash equivalents	(7,126)	(46,502)
Cash and cash equivalents, beginning of period	21,713	80,101

Cash and cash equivalents, end of period	$14,587	$33,599